Exhibit (a)(vi)
Amendment No. 16
to
Amended and Restated
Agreement and Declaration of Trust
of
Diamond Hill funds
     The undersigned officer of Diamond Hill Funds, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust at a meeting held on August 17, 2011, and are in full force and effect as of the date hereof:
RESOLVED, that pursuant to Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of Diamond Hill Funds (the “Trust”) dated as of May 28, 1997, as amended to date (“Declaration”), a separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the Diamond Hill Research Opportunities Fund (the “Fund”); and
FURTHER RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and it such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:
     Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series of Shares: “Diamond Hill Small Cap Fund”, “Diamond Small-Mid Cap Fund”, “Diamond Hill Large Cap Fund”, “Diamond Hill Select Fund”, “Diamond Hill Long-Short Fund”, “Diamond Hill Financial Long-Short Fund”, “Diamond Hill Strategic Income Fund” and “Diamond Hill Research Opportunities Fund”, and four classes of Shares: Class A, Class C, Class I and Class Y. The Shares of these Series Classes and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:
FURTHER RESOLVED, that sub-paragraph (m) of Article IV, Section 4.2 of the Declaration be, and it hereby is, amended as follows:
(m)	Class of Shares. The Class of Shares heretofore established and designated shall have the following characteristics:
(i)	Class A Shares. Class A Shares shall be offered and sold at net asset value plus a maximum sales charge of 5.00%.

Class A Shares are subject to a maximum 0.25% annual distribution fee.

(ii)	Class C Shares. Class C Shares shall be offered and sold at net asset value, without an initial sales charge. Class C Shares are subject to a maximum 1.00% annual distribution fee, of which 0.75% is an asset based sales charge and 0.25% is a service fee. Class C Shares are subject to a contingent deferred sales charge, based on the lower of the Shares’ cost and current net asset value, of 1.00% if redeemed within one year of the purchase date.

(iii)	Class I Shares. Class I Shares shall be offered and sold at net asset value, without an initial sales charge. Class I Shares are not subject to an annual distribution fee. Class I Shares shall be eligible for purchase only by qualified institutional investors and financial intermediaries, as determined from time to time by the Trustees.

(iv)	Class Y Shares. Class Y Shares shall be offered and sold at net asset value, without an initial sales charge. Class Y Shares are not subject to an annual distribution fee. Class Y Shares shall be eligible for purchase only by qualified institutional investors, as determined from time to time by the Trustees.

(v)	The Classes of Shares heretofore established and designated shall have such additional characteristics provisions and limitations not inconsistent with or contrary to the provisions of this Section 4.2, and may be offered by such Series as may be determined from time to time by the Trustees.

Dated: September 21, 2011	/s/ Gary Young
Gary Young, Secretary
Diamond Hill Funds